UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2013

Federal Home Loan Bank of Pittsburgh
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51395	25-6001324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Grant Street, Pittsburgh, Pennsylvania		15219
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	412-288-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2013, the Board of Directors ("Board") of the Federal Home Loan Bank of Pittsburgh ("Bank"), in accordance with the regulations of the Federal Housing Finance Agency, elected Mr. Joseph M. Blaston, Director of Mortgage Banking Operations, Santander Bank, N.A., to fill the vacancy in the Delaware Member Directorship previously held by Mr. Garcia (the term of which ends December 31, 2015).

The Board has not yet determined on which committees Mr. Blaston will serve in 2013 or 2014. Mr. Blaston will be subject to the terms of the 2013 Director Compensation Policy in regard to his 2013 service on the Board. All directors serving on the Bank's Board for 2014 will receive compensation under the Bank's 2014 Director Compensation Policy, which has not yet been approved by the Board. Director compensation is subject to the terms of Finance Agency Regulations and is also subject to Finance Agency review.

The Bank is a cooperative, and most of the Bank’s business is conducted with its members. In the normal course of its business, the Bank extends credit to and transacts other business with members whose officers or directors may serve as Member Directors of the Bank. It is the Bank’s policy to extend credit to and transact other business with members having directors or officers serving on the Bank’s Board on terms and conditions that are no more favorable than the terms of comparable transactions with similarly situated members having no Board representation. For further information regarding such transactions, including information regarding related person transactions as defined in 17 C.F.R. 229.404(a), see Item 13 of the Bank’s 2012 Annual Report on Form 10-K filed with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Pittsburgh

November 22, 2013	By:	/s/ Dana A. Yealy

Name: Dana A. Yealy
Title: Managing Director, General Counsel & Corporate Secretary